Exhibit 10.6

INTERNATIONAL

RESTRICTED STOCK UNIT AWARD AGREEMENT

DFC GLOBAL CORP. 2007 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of (the “Effective Date”) between DFC Global Corp. (the “Company”) and (the “Grantee”).

WHEREAS, the Company maintains the DFC Global Corp. 2007 Equity Incentive Plan (the “Plan”) for the benefit of its key employees, directors and consultants who provide services to the Company; and

WHEREAS, the Plan permits the award of restricted stock units (“Restricted Stock Units”) with respect to shares of the Company’s Common Stock (the “Common Stock”); and

WHEREAS, to compensate the Grantee for his service to the Company and to further align the Grantee’s personal financial interests with those of the Company’s stockholders, the Company wishes to award the Grantee a number of restricted stock units, on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Company hereby awards to the Grantee, as of the Effective Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit which vests shall entitle the Grantee to receive one share of Common Stock on the specified issuance date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the date on which those vested shares shall become issuable to the Grantee and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Number of Shares Subject to Award:	_____ shares of Common Stock (the “Shares”).
Vesting Schedule:

The Shares shall vest in a series of ___ successive equal installments measured from _______ provided the Grantee remains in Continuous Status as an Employee, Director or Consultant through each such vesting date.

Issuance Schedule:	The Shares will be issued immediately upon vesting in accordance with the foregoing Vesting Schedule. In no event, however, will any Shares actually be issued to the Grantee unless and until the applicable withholding taxes are collected from the Grantee. The procedures pursuant to which the applicable withholding taxes are to be collected are set forth in Paragraph 6 of this Agreement. The settlement of all Restricted Stock Units which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional shares be issued. Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

2. Limited Transferability. Prior to actual receipt of the Shares which vest and become issuable hereunder, the Grantee may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Grantee’s death may be transferred pursuant to the provisions of the Grantee’s will or the laws of inheritance.

3. Cessation of Service. Should the Grantee cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Grantee shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Stockholder Rights. The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Grantee becomes the record holder of those Shares following their actual issuance upon the Company’s collection of the applicable Withholding Taxes.

5. Adjustment in Shares. Subject to any required action by the shareholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a successor entity, or for other property (including without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off, extraordinary corporate distribution or other similar transaction, an appropriate and proportionate adjustment shall be made to the total number and/or class of securities issuable pursuant to this Award by the Administrator, whose determination will be final, binding and conclusive.

6. Collection of Withholding Taxes. Until such time as the Company provides the Grantee with written or electronic notice to the contrary, the Company shall collect the income and employment taxes and other payments and amounts required to be withheld with respect to the issuance of the vested Shares hereunder (the “Withholding Taxes”) through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date)

equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the minimum statutory amount required to be withheld by the Company. Notwithstanding the foregoing, the Administrator may, at its sole discretion, require that such Withholding Taxes be paid through one of the following methods selected by the Administrator in lieu of the Share Withholding Method

– the Grantee’s delivery of his or her separate check payable to the Company in the amount of such taxes, or

– the use of the proceeds from a next-day sale of the Shares issued to the Grantee, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of Common Stock, (ii) the Grantee makes an irrevocable commitment, on or before the issue date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

7. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Company and Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

8. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to Grantee at the address indicated below Grantee’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

9. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Grantee, the Grantee’s assigns, the legal representatives, heirs and legatees of the Grantee’s estate and any beneficiaries of the Award designated by the Grantee.

10. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

11. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

12. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate the Grantee’s service at any time for any reason, with or without cause, subject to local law and the terms of any employment agreement.

13. Authorization to Release Necessary Personal Information. The Grantee hereby authorizes and directs his or her employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding the Grantee’s employment, the nature and amount of his or her compensation and the fact and conditions of the Grantee’s participation in the Plan (including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, race, job title, number of shares of Common Stock held and the details of all awards, options or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the awards under the Plan or with whom the Shares or cash from the sale of such Shares may be deposited. The Grantee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Grantee’s residence. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or any of its subsidiaries, or to any third parties is necessary for the Grantee’s participation in the Plan. The Grantee may at any time withdraw the consents herein with respect to the Data, by contacting his or her human resources representative in writing. The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Awarded Shares, and his or her ability to participate in the Plan.

14. No Entitlement or Claims for Compensation. The grant of awards under the Plan is made at the discretion of the Administrator, and the Plan may be suspended or terminated by the Company at any time. The grant of an award in one year or at one time or repeatedly in the past does not in any way entitle the Grantee to the grant of an award (or benefits in lieu of awards) in the future. The Plan is wholly discretionary in nature and is not to be considered part of the Grantee’s normal or expected compensation subject to severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar compensation. The value of the Award and any Shares issued thereunder is an extraordinary item of compensation which is outside the scope of the Grantee’s employment contract (if any). The Grantee will have no rights to compensation or damages as a result of the his or her termination of employment for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from the Grantee ceasing to have rights under this Award as a result of such cessation or from the loss or diminution in value of such rights. If the Grantee did acquire any such rights, the Grantee is deemed to have waived them irrevocably by accepting the Award.

15. Electronic Delivery. The Company may deliver any documents related to the Award, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but do not necessarily include, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. The Grantee hereby acknowledges that the Grantee has read this provision and consents to the electronic delivery of the documents. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company. The Grantee further acknowledges that he or she will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Grantee understands that the Grantee must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.

16. Definitions. All capitalized terms in this Agreement that are not defined herein shall have the meaning assigned to them in the Plan.

17. Clawback Policy. Notwithstanding any other provision of the Plan or this Agreement to the contrary, (a) any unvested Restricted Stock Units subject to this Agreement shall be subject to forfeiture, (b) this Agreement shall be subject to cancellation and rescission, and (c) any Shares received by the Grantee hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Grantee agrees and consents to the Company’s application, implementation and enforcement of (x) the Policy and (y) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Grantee. To the extent that the terms of this Agreement and the Policy conflict, then the terms of such Policy shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

DFC GLOBAL CORP.
By:

Title:

GRANTEE

Signature:

Address: